As filed with the Securities and Exchange Commission on October 27, 2015

Registration No. 333-152897

Registration No. 333-173346

Registration No. 333-190484

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

HCC INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0336636 (IRS Employer Identification No.)

13403 Northwest Freeway Houston, Texas (Address of Principal Executive Offices)	77040 (Zip Code)

HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan

HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors

HCC Insurance Holdings, Inc. 2013 Employee Stock Purchase Plan

(Full title of the plan)

Randy D. Rinicella

Senior Vice President, General Counsel and Secretary

HCC Insurance Holdings, Inc.

13403 Northwest Freeway

Houston, Texas 77040

(Name and address of agent for service)

(713) 690-7300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

HCC Insurance Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered by the Company pursuant to the following (collectively referred to herein as the “Registration Statements”):

•                  Registration Statement on Form S-8 (File No. 333-152897), filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2008, with respect to shares of the Company’s common stock, par value of $1.00 per share (“Company Common Stock”), registered for issuance under the HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan.

•                  Registration Statement on Form S-8 (File No. 333-173346), filed with the SEC on April 7, 2011, with respect to shares of the Company Common Stock, registered for issuance under the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors.

•                  Registration Statement on Form S-8 (File No. 333-190484), filed with the SEC on August 8, 2013, with respect to shares of the Company Common Stock, registered for issuance under the HCC Insurance Holdings, Inc. 2013 Employee Stock Purchase Plan.

Effective as of October 27, 2015, as contemplated by the Agreement and Plan of Merger, dated June 10, 2015 (as amended, the “Merger Agreement”), by and among the Company, Tokio Marine Holdings, Inc. (“Parent”) and TMGC Investment (Delaware) Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”).

As part of the Merger, the Company has terminated all offerings of Company Common Stock pursuant to existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statements, all shares of Company Common Stock registered under the Registration Statements that remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, HCC Insurance Holdings, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 27, 2015.

HCC INSURANCE HOLDINGS, INC.

By:	/s/ Alexander M Ludlow
	Name:	Alexander M Ludlow
	Title:	Associate General Counsel and Assistant Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.